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EXHIBIT 12.1

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges

											Three Months
	Year Ended December 31										Ended March 31
	-------------------------------------------------------------------------------------										-----------------------------
	1995		1996		1997		1998		1999		1999		2000
	--------------		--------------		----------------		----------------		--------------		------------		--------------
	(dollar amounts expressed in thousands)

Interest costs	$135,130		$128,360		$137,350		$159,870		$146,124		$37,590		$36,984
Guarantee of interest on ESOP debt	19,339		17,874		16,341		14,671		12,856		3,279		2,797
Interest capitalized during the period	3,549		17,778		10,575		1,341		238		61		125
Interest factor related to noncapitalized leases(1)	8,600		12,982		11,931		11,308		13,065		2,998		3,033
	--------------		--------------		--------------		--------------		--------------		------------		--------------
Total fixed charges	$166,618		$176,994		$176,197		$187,190		$172,283		$43,928		$42,939
	========		========		=========		=========		========		=======		========

Income (loss) before income taxes, minority interest, and cumulative effect of accounting change	$589,410		$31,340		$(28,930)		$(16,878)		$355,940		$33,535		$71,846
Undistributed (earnings) losses of less than 50% owned entities, net of distributions received	(36,861)		(1,290)		5,180		3,791		(6,115)		(746)		(2,321)
Total fixed charges	166,618		176,994		176,197		187,190		172,283		43,928		42,939
Less: Interest capitalized Guarantee of interest on ESOP debt	(3,549 (19,339	) )	(17,778 (17,874	) )	(10,575 (16,341	) )	(1,341 (14,671	) )	(238 (12,856	) )	(61 (3,279	) )	(125 (2,797	) )
	--------------		--------------		--------------		--------------		--------------		------------		--------------
Total earnings before fixed charges	$696,279		$171,392		$125,531		$158,091		$509,014		$73,377		$109,542
	========		========		=========		=========		========		=======		========

Ratio of earnings to fixed charges	4.18		-		-		-		2.95		1.67		2.55

Excess of fixed charges over earnings before fixed charges	$-		$5,602		$50,666		$29,099		$-		$-		$-

(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.